Exhibit 4.7

AMENDED

CONVERTIBLE PROMISSORY NOTE

$100,000.00	As of August 31, 2010

FOR VALUE RECEIVED, pursuant to this promissory note (this "Note"), the undersigned, Internal Fixation Systems, Inc. (the "Maker"), whose address is 10100 NW 166 Way Suite 18, Miami, Florida 33178 promises to pay to the order of Stephen J. Dresnick (the "Payee"), whose address is 5901 SW 74th Street Suite 408, in lawful money of the United States of America, the principal sum of ONE HUNDRED THOUSAND AND 00/100 Dollars ($100,000.00), in accordance with the terms below.

BACKGROUND

The Maker needs financing in the form of a Convertible Note in order to manufacture inventory, purchase instruments and surgical sets, and for working capital.

1. PAYMENTS.

1.1 CONVERSION. Upon Approval by the Board of Directors of a transaction wherein the Maker merges with; is acquired by; or otherwise becomes a publicly traded company, the face amount of this note plus all unpaid interest shall be converted into Common Stock at Twenty Cents ($0.20) per share.

1.2 PRINCIPAL. In the event that a Transaction is not consummated by April 30, 2011, the Principal and any accrued Interest due hereunder shall be payable to the Payee within Fifteen (15) working days.

1.3 INTEREST — Interest will accrue at 9% APR. Interest will be paid and compounded quarterly

1.4 MANNER OF PAYMENT. All payments of principal on this Note shall be made by certified or bank check at Payee's address above, or at such other place in the United States of America as the Payee shall designate to the Maker in writing or by wire transfer of immediately available funds to an account designated by the Payee in writing. If any payment of principal on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Florida.

2  PREPAYMENT. The Maker may not, without prior written Agreement of Payee, prepay all or any portion of the outstanding principal balance due under this Note,

3  SECURITY INTEREST. This Note is unsecured.

Dresnick Convertible Note

2. DEFAULTS.

2.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events with respect to the Maker shall constitute an event of default hereunder ("Event of Default"):

(a) The failure of Maker to make any payment to Payee due hereunder within three (3) days after such amount is due;

(b) The filing of any petition under the federal Bankruptcy Code or any similar federal or state statute by or against the Maker and such petition is not discharged within ten (10) days after filing;

(c) The appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of the Maker and any of same is not discharged within ten (10) days after the occurrence thereof;

(d) The consummation of either the sale, assignment, transfer or other disposition of any of the issued and outstanding membership interest, voting interests or equity interests of the Maker, if the proceeds received by the Maker up to and including the amount of the outstanding principal under this Note are not paid to Payee within three (3) business days after the consummation of such transaction; or

(e) Any breach or default by Maker under the Security Agreement.

Upon the occurrence and during the continuance of an Event of Default hereunder, the Payee may, by written notice to the Maker, accelerate the indebtedness evidenced by this Note whereupon the outstanding principal amount of this Note shall forthwith become due and payable, without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived.

The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the Payee upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the Payee to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies and recourses of the Payee, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together. The acceptance by the Payee of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the Payee, or nullify any prior exercise of any such right, remedy of recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under this Note.

2.2 NOTICE BY THE MAKER. The Maker shall notify the Payee in writing within five (5) days after the occurrence of any Event of Default of which the Maker acquires knowledge.

2.3 REMEDIES. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by the Payee), the Payee may, at its option, (i) by written notice to the Maker, declare the entire unpaid principal balance of this Note, immediately due and payable regardless of any

Dresnick Convertible Note

prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Maker all sums due under this Note. The Maker shall pay all reasonable costs and expenses incurred by or on behalf of the Payee in connection with the Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees. Upon the occurrence of an Event of Default, interest shall accrue dating back to the original date of this note at 12% per annum.

3. MISCELLANEOUS.

3.1 WAIVER. The rights and remedies of the Payee under this Note shall be cumulative and not alternative. No waiver by the Payee of any right or remedy under this Note shall be effective unless in a writing signed by the Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of the Payee arising out of this Note can be discharged by the Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by the Payee; (b) no waiver that may be given by the Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Maker will be deemed to be a waiver of any obligation of the Maker or of the right of the Payee to take further action without notice or demand as provided in this Note. The Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses set forth in the introductory paragraph of this Note or at such other addresses as may be furnished in writing.

3.3 SEVERABILITY. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 GOVERNING LAW. This Note will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

3.5 PARTIES IN INTEREST. This Note shall bind the Maker and its successors and assigns. This Note shall not be assigned or transferred by the Payee without the express prior written consent of the Maker, except by will or, in default thereof, by operation of law, and such consent may not be unreasonably withheld by Maker.

Dresnick Convertible Note

3.6 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof' and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first stated above.

INTERNAL FIXATION SYSTEMS:

/s/ Laura Cattabriga
Laura Cattabriga, CFO

STEPHEN J. DRESNICK, MD:

/s/ Stephen Dresnick